Exhibit 5.1

June 18, 2025

South Bow Corporation 707 5 Street SW, Suite 900
Calgary, AB, Canada, T2P 1V8
South Bow Infrastructure Holdings Ltd. 707 5 Street SW, Suite 900
Calgary, AB, Canada, T2P 1V8

South Bow Canadian Infrastructure Holdings Ltd.

707 5 Street SW, Suite 900

Calgary, AB, Canada, T2P 1V8

South Bow USA Infrastructure Holdings LLC

920 Memorial City Way, Suite 800

Houston, TX 77024

Re: U.S.$700,000,000 4.911% Senior Notes due 2027

U.S.$1,000,000,000 5.026% Senior Notes due 2029

U.S.$1,250,000,000 5.584% Senior Notes due 2034

U.S.$700,000,000 6.176% Senior Notes due 2054

Ladies and Gentlemen:

We have acted as New York counsel to South Bow Corporation (“SOBO”), South Bow Infrastructure Holdings Ltd. (“Liquids HoldCo”), South Bow Canadian Infrastructure Holdings Ltd. (“Canadian LiquidsCo”), and South Bow USA Infrastructure Holdings LLC (“US LiquidsCo” and, together with SOBO, Liquids HoldCo, and Canadian LiquidsCo, the “Registrants”), in connection with the offer (the “Exchange Offer”) to exchange up to (i) U.S.$700,000,000 aggregate principal amount of 4.911% senior notes of US LiquidsCo due September 1, 2027 (the “2027 Senior Notes”) for newly issued and registered 4.911% senior notes of US LiquidsCo due September 1, 2027 (the “New 2027 Senior Notes”), (ii) U.S.$1,000,000,000 aggregate principal amount of 5.026% senior notes of US LiquidsCo due October 1, 2029 (the “2029 Senior Notes”) for newly issued and registered 5.026% senior notes of US LiquidsCo due October 1, 2029 (the “New 2029 Senior Notes”), (iii) U.S.$1,250,000,000 aggregate principal amount of 5.584% senior notes of US LiquidsCo due October 1, 2034 (the “2034 Senior Notes”) for newly issued and registered 5.584% senior notes of US LiquidsCo due October 1, 2034 (the “New 2034 Senior Notes”) and (iv) U.S.$700,000,000 aggregate principal amount of 6.176% senior notes of US LiquidsCo due October 1, 2054 (the “2054 Senior Notes” and, together with the 2027 Senior Notes, the 2029 Senior Notes and the 2034 Senior Notes, the “Senior Notes”) for newly issued and registered 6.176% senior notes of US LiquidsCo due October 1, 2054 (the “New 2054 Senior Notes” and, together with the New 2027 Senior Notes, the New 2029 Senior Notes and the New 2034 Senior Notes, the “New Senior Notes”) . The New Senior Notes are referred to herein as the “Registered Notes”. The Registered Notes will be issued and registered pursuant to a registration statement on Form F-10/S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes were issued and the New Senior Notes are to be issued under an indenture dated as of August 1, 2023 among US LiquidsCo as Issuer, Liquids HoldCo and Canadian LiquidsCo, as Guarantors (the “Guarantors”), Computershare Advantage Trust of Canada (formerly BNY Trust Company of Canada) (the “Canadian Trustee”) and The Bank of New York Mellon (the “U.S. Trustee”), as supplemented by a first supplemental indenture dated as of August 1, 2023, a second supplemental indenture dated as of August 14, 2024, a third supplemental indenture dated as of August 28, 2024 and a fourth supplemental indenture dated as of October 1, 2024 (collectively, the “Senior Notes Indenture”). The New Senior Notes will be guaranteed (the “Senior Guarantees”) by SOBO, Liquids HoldCo, and Canadian LiquidsCo (the “Senior Guarantors”).

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Registrants as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)

copies of the Certification of Formation of US LiquidsCo, dated June 22, 2023, and the Certificate of Formation Amendment of US LiquidsCo, dated September 10, 2024 (together, the “US LiquidsCo Certificates”), filed as Exhibits 3.11 and 3.12, respectively, to US LiquidsCo’s Form S-4 filed with the Commission on June 18, 2025;

(b)

copies of the Amended and Restated Limited Liability Company Agreement of US LiquidsCo, dated August 9, 2024, and the Amendment to the Amended and Restated Limited Liability Company Agreement of US LiquidsCo, dated November 7, 2024 (together, the “US LiquidsCo LLCAs”) filed as Exhibits 3.13 and 3.14, respectively, to US LiquidsCo’s Form S-4 filed with the Commission on June 18, 2025;

(c)	a copy of resolutions of the board of directors of US LiquidsCo adopted on June 18, 2025;

(d)	the Senior Notes Indenture;

(e)	the forms of global certificates included in the Senior Notes Indenture; and

(f)	the Registration Statement.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Registrants and of public officials and upon statements and information furnished by officers and representatives of the Registrants with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Registrants that we reviewed.

In considering documents executed by parties other than US LiquidsCo, we have assumed (a) that each party had the power, corporate or other, and authority to enter into and perform all their obligations thereunder, (b) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof in accordance with their respective terms and (c) that the U.S. Trustee and Canadian Trustee are in compliance generally and with respect to acting as trustees under the Senior Notes Indenture, with all applicable laws and regulations.

In rendering the opinion contained herein, we have also assumed that: (i) the Registration Statement and any supplements and amendments thereto, will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of the Registered Notes and Senior Guarantees thereunder); (ii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iii) US LiquidsCo will issue and deliver the New Senior Notes and the Senior Guarantors will issue and deliver the Senior Guarantees in the manner contemplated by the Registration Statement; (iv) the resolutions authorizing US LiquidsCo to issue, offer and sell the Registered Notes have been adopted by the board of directors (or any authorized committee thereof) for US LiquidsCo and will be in full force and effect at all times at which the Registered Notes are offered or sold by US LiquidsCo; (v) the resolutions authorizing the Senior Guarantors to issue, offer and sell the Registered Notes have been adopted by the board of directors (or an authorized committee thereof) of the Senior Guarantors and will be in full force and effect at all times at which the Registered Notes are offered or sold by the Senior Guarantors; and (vi) all the Registered Notes and Senior Guarantees will be in substantially the form attached to the Senior Notes Indenture and that any information omitted from such form will be properly added and will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon the Registrants.

We have further assumed that the New Senior Notes will be delivered by US LiquidsCo and the Senior Guarantees will be delivered by the Senior Guarantors in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that, when the Registered Notes have been duly authorized by all necessary corporate action, executed, authenticated, issued and delivered by US LiquidsCo and authenticated by the U.S. Trustee and Canadian Trustee in accordance with the provisions of the Senior Notes Indenture, and exchanged for the Senior Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, (a) the New Senior Notes will constitute valid and binding obligations of US LiquidsCo, enforceable against US LiquidsCo in accordance with their terms and (b) the Senior Guarantees will constitute valid and binding obligations of the Senior Guarantors, enforceable against each Senior Guarantor in accordance with their terms.

The foregoing opinions as to enforceability of obligations of US LiquidsCo is subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity (whether applied by a court of law in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality); (ii) requirements that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

Our opinions expressed above are limited to questions arising under the laws of the State of New York and the Delaware Limited Liability Company Act. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for US LiquidsCo that has passed on the validity of the Registered Notes appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

The opinions expressed above are as of the date hereof only and we express no opinion as to and, assume no responsibility for the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours,

/s/ White & Case LLP

White & Case LLP